Exhibit 99.4

PRUDENTIAL FINANCIAL, INC.

Schedule I

Summary of Investments Other Than Investments in Related Parties

As of December 31, 2007 (in millions)

Type of Investment	Cost(1)	Value	Amount at which shown in the Balance Sheet
Fixed maturities, available for sale:
Bonds:
United States Government and government agencies and authorities	$5,829	$6,498	$6,498
States, municipalities and political subdivisions	864	920	920
Foreign governments	27,214	28,066	28,066
Asset-backed securities	21,554	20,459	20,459
Residential mortgage-backed securities	12,335	12,454	12,454
Commercial mortgage-backed securities	10,847	10,949	10,949
Public utilities	15,505	15,928	15,928
Convertibles and bonds with warrants attached	1	1	1
All other corporate bonds	65,949	66,844	66,844
Redeemable preferred stock	39	43	43

Total fixed maturities, available for sale	$160,137	$162,162	$162,162

Fixed maturities, held to maturity:
Bonds:
Foreign governments	$888	$892	$888
Asset-backed securities	649	658	649
Residential mortgage-backed securities	1,213	1,200	1,213
Commercial mortgage-backed securities	9	9	9
All other corporate bonds	789	784	789

Total fixed maturities, held to maturity	$3,548	$3,543	$3,548

Equity securities:
Common Stocks:
Public utilities	$276	$317	$317
Banks, trust and insurance companies	602	617	617
Industrial, miscellaneous and other	6,062	6,679	6,679
Nonredeemable preferred stocks	955	967	967

Total equity securities, available for sale	$7,895	$8,580	$8,580

Trading account assets supporting insurance liabilities(2)(3)	$14,473		$14,473
Other trading account assets(2)	3,163		3,163
Commercial loans(4)	30,047		30,047
Policy loans	9,337		9,337
Securities purchased under agreements to resell	129		129
Short-term investments	5,237		5,237
Other long-term investments	6,431		6,431

Total investments	$240,397		$243,107

(1)	Original cost of equities reduced by impairment and, as to fixed maturities, original cost reduced by repayments and impairments and adjusted for amortization of premiums and accretion of discounts.
(2)	At fair value.
(3)	See Note 4 to Consolidated Financial Statements for the composition of the Company’s “Trading account assets supporting insurance liabilities.”
(4)	Includes collateralized mortgage loans of $28,761 million and uncollateralized loans of $1,286 million.

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